Exhibit (i)(2)

December 22, 2023

RM Opportunity Trust

2245 Texas Dr., Suite 300

Sugar Land, TX 77479

Re: RM Opportunity Trust, File Nos. 333-266066 |and 811-23816

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed on December 14, 2022 with Pre-Effective Amendment No. 2 to the RM Opportunity Trust's Registration Statement (the “Registration Statement”). We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 1 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP